                                                                      Exhibit 99

                    WINTHROP PARTNERS 79 LIMITED PARTNERSHIP
                                DECEMBER 31, 1999

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement (Unaudited)

1.   Statement of Cash Available for Distribution:

                                                                                Year Ended            Three Months Ended
                                                                             December 31, 1999        December 31, 1999
                                                                             -----------------        -------------------
      Net Income                                                                $   767,000              $   131,000
      Add:    Depreciation and amortization charged to income not
              affecting cash available distribution                                  83,000                   18,000
              Minimum lease payments received, net of interest
              income earned, on leases accounted for under the
              financing method                                                      308,000                   80,000
              Cash from Reserves                                                    385,000                    4,000
      Less:   Mortgage principal payments                                          (330,000)                 (81,000)
              Repayment of Mortgage Note                                           (376,000)                       -
                                                                                -----------              -----------

      Cash Available for Distribution                                           $   837,000              $   152,000
                                                                                ===========              ===========
      Distributions allocated to General Partners                               $   149,000              $    13,000
                                                                                ===========              ===========
      Distributions allocated to Limited Partners                               $   688,000              $   139,000
                                                                                ===========              ===========

2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates during the three months ended December 31, 1999:

              Entity Receiving                                Form of
                Compensation                               Compensation                           Amount
      ------------------------------         -------------------------------------------          ------
      Winthrop Management LLC                Property Management Fees                             $ 4,000

      WFC Realty Co., Inc.
      (Initial Limited Partner)              Interest in Cash Available for Distribution          $    70

      One Winthrop Properties, Inc.
      (General Partner)                      Interest in Cash Available for Distribution          $ 5,000

      Linnaeus - Hampshire Realty
      Limited Partnership
      (General Partner)                      Interest in Cash Available for Distribution          $ 7,000

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